As filed with the Securities and Exchange Commission on September 5, 2019

Registration No. 333-232797

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-232797

UNDER

THE SECURITIES ACT OF 1933

APOLLO GLOBAL MANAGEMENT, INC.

(Exact Name of Registrant as Specified in Its Governing Instruments)

Delaware	20-8880053
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan

(Full Title of the Plan)

John J. Suydam, Esq.

Chief Legal Officer

Apollo Global Management, Inc.

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Monica K. Thurmond, Esq.

Catherine L. Goodall, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to Registration Statement No. 333-232797 (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) on July 25, 2019, pertaining to the registration of Class A shares of Apollo Global Management, LLC offered or issuable under the Apollo Global Management, LLC 2019 Omnibus Equity Incentive Plan, effective as of July 22, 2019 (the “2019 Equity Plan”). This Post-Effective Amendment does not reflect any increase in the number of shares issuable pursuant to the 2019 Equity Plan. This Post-Effective Amendment is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Apollo Global Management, Inc., a Delaware corporation (“AGM Inc.”), as the successor registrant to Apollo Global Management, LLC, a Delaware limited liability company (“AGM LLC”).

Effective at 12:01 a.m. (Eastern Time) on September 5, 2019, AGM LLC converted from a Delaware limited liability company to a Delaware corporation (the “Conversion”). The Company expressly adopts the Registration Statement, as modified by this Post-Effective Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For the purposes of this Post-Effective Amendment and the Registration Statement, (i) as of any time prior to the Conversion, references to “Apollo,” “we,” “us,” “our” and similar terms mean AGM LLC and its consolidated subsidiaries and, as of any time after the Conversion, references to “Apollo,” “we,” “us,” “our” and similar terms means AGM Inc. and its consolidated subsidiaries, (ii) as of any time prior to the Conversion, references to “Apollo Global Management, LLC” and/or “the Company” mean AGM LLC and, as of any time after the Conversion, if the context requires, references to “Apollo Global Management, LLC” and/or “the Company” are deleted and replaced with “Apollo Global Management, Inc.” or “the Company,” as applicable, which means AGM Inc., (iii) as of any time prior to the Conversion, references to “the Manager” mean AGM Management, LLC, a Delaware limited liability company, which acted as the manager of AGM LLC, and, as of any time after the Conversion, if the context requires, references to “the Manager” are deleted and replaced with “the Class C Stockholder” which means the holder of Class C common stock, par value $0.00001 per share, of AGM Inc., (iv) as of any time prior to the Conversion, references to “Class A shares” mean the Class A shares, representing limited liability company interests in AGM LLC, and, as of any time after the Conversion, if the context requires, references to “Class A shares” are deleted and replaced with “Class A Common Stock” which means Class A common stock, par value $0.00001 per share, of AGM Inc.

The prospectus contained in the Registration Statement incorporates by reference all documents filed by AGM LLC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and will incorporate by reference all documents filed by AGM Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Post-Effective Amendment. The prospectus contained in the Registration Statement, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective time of the Conversion and incorporated by reference in the Registration Statement, will not reflect the change in our name, type of legal entity or capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statement that is modified by information subsequently incorporated by reference in the Registration Statement, the statement or information previously contained or incorporated in the Registration Statement shall also be deemed modified or superseded in the same manner.

In connection with the Conversion, pursuant to terms of the 2019 Equity Plan, the 2019 Equity Plan was renamed to reflect the Company’s corporate name and conforming changes were made to the 2019 Equity Plan and to awards, award agreements and associated documentation under the 2019 Equity Plan. The 2019 Equity Plan is filed as an exhibit to this Post-Effective Amendment and is hereby incorporated by reference into this Post-Effective Amendment.

The rights of holders of AGM Inc.’s Class A Common Stock are now governed by its Delaware certificate of incorporation, its Delaware bylaws and the Delaware General Corporation Law, each of which is described in Amendment No. 1 to AGM Inc.’s Registration Statement on Form 8-A (File No. 001-35157) filed with the Commission on September 5, 2019.

The Registration Statement and prospectus shall remain unchanged in all other respects. Accordingly, this Post-Effective Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-8: Part I, Part II, the signatures, the exhibit index and the exhibits filed in connection with this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2019 Equity Plan covered by this Registration Statement, as defined by this Post-Effective Amendment, as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Exchange Act, are hereby incorporated by reference in this Registration Statement:

(a)	the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 1, 2019;

(b)	the Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 6, 2019;

(c)	the Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Commission on August 6, 2019;

(d)	the Current Reports on Form 8-K, filed with the Commission on January 22, 2019, February 7, 2019, June 11, 2019, June 14, 2019, September 5, 2019 and September 5, 2019; and

(e)	the description of the Class A Common Stock set forth in Amendment No. 1 to the registration statement on Form 8-A filed with the Commission on September 5, 2019.

All documents and reports that the Company files with the Commission (other than any portion of such filings that are furnished under applicable Commission rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Under the Registrant’s certificate of incorporation, in most circumstances the Registrant will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: (a) AGM Management, LLC in its capacity as the former manager of AGM LLC (the “Former Manager”), (b) AGM Management, LLC or any permitted successor that owns the Class C common stock of AGM Inc. at the applicable time, in its capacity as a stockholder of AGM Inc. (the “Class C Stockholder”); (c) any affiliate of the Former Manager or the Class C Stockholder; (d) any member, partner, tax matters partner, partnership representative, officer, director, employee, agent, fiduciary or trustee of any member of AGM Inc. and its subsidiaries, the Former Manager, the Class C Stockholder or any of their respective affiliates; (e) any person who is or was serving at the request of the Former Manager or the Class C Stockholder or any of their respective affiliates as an officer, director, employee, member, partner, tax matters partner, partnership representative, agent, fiduciary or trustee of another person provided, that a person shall not be an indemnified person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (f) any person that the board of directors of the Registrant in its sole discretion designates as an indemnitee as permitted by applicable law. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

The Registrant has agreed to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the indemnitee acted in bad faith or engaged in fraud or willful misconduct. Any indemnification under these provisions will only be out of the Registrant’s assets. Unless it otherwise agrees, the Class C Stockholder will not be liable for, or have any obligation to contribute or loan any monies or property to the Registrant to enable the Registrant to effectuate, indemnification. The indemnification of the persons described above shall be secondary to any indemnification such person is entitled from another person or the relevant Apollo fund to the extent applicable. The Registrant may purchase and maintain insurance against liabilities asserted against and expenses incurred by persons in connection with its activities, regardless of whether the Registrant would have the power to indemnify the person against liabilities under the Registrant’s certificate of incorporation.

In addition, the Registrant has entered into indemnification agreements with each of the Registrant’s directors, executive officers and certain of its employees. A description of the Registrant’s indemnification agreements is set forth in the section entitled “Item 13. Certain Relationships and Related Party Transactions—Indemnification of Directors, Officers and Others” in AGM LLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, each of which is incorporated herein by reference, which disclose that the Registrant will generally indemnify its directors, executive officers and certain of its employees, to the fullest extent permitted by law, against all losses, claims, damages or similar events. The Registrant has agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct.

The Registrant has also agreed to indemnify each of Messrs. Leon Black, Joshua Harris and Marc Rowan and certain partners and their related parties against certain amounts that they are required to pay in connection with a general partner obligation for the return of previously made performance fee distributions in respect of Apollo Investment Fund IV, L.P., Apollo Investment Fund V, L.P. and Apollo Investment Fund VI, L.P.

The Registrant currently maintains liability insurance for its directors and officers. Such insurance would be available to the Registrant’s directors and officers in accordance with its terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Conversion of Apollo Global Management, LLC

4.2	Certificate of Incorporation of Apollo Global Management, Inc.

4.3	Bylaws of Apollo Global Management, Inc.

4.4	Description of Apollo Global Management, Inc.’s Capital Stock.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding validity of the Class A common stock registered.

10.1*	Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan.

10.2*	Form of Director Restricted Share Unit Award Agreement under the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan.

10.3*	Form of Incentive Program Restricted Share Unit Award Agreement under the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan.

10.4*	Form of Performance Restricted Share Unit Award Agreement under the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan.

10.5*	Form of Share Award Grant Notice and Share Award Agreement under the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan.

10.6*	Form of Restricted Share Unit Award Agreement under the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan.

10.7*	Form of Restricted Share Award Grant Notice and Restricted Share Award Agreement under the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan.

10.8*	Form of Successor Performance Restricted Share Unit Award Agreement under the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibits 5.1 and 8.1).

24.1	Power of Attorney (included in signature page to the Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of September, 2019.

APOLLO GLOBAL MANAGEMENT, INC.

By:	/s/ John J. Suydam
Name: John J. Suydam
Title: Chief Legal Officer, Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment No.1 has been signed below by the following persons in the capacities indicated on the 5th day of September, 2019.

Signature	Title

* Leon Black	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

* Martin Kelly	Chief Financial Officer and Co-Chief Operating Officer (Principal Financial Officer)

* Robert MacGoey	Chief Accounting Officer (Principal Accounting Officer)

* Joshua Harris	Senior Managing Director and Director

* Marc Rowan	Senior Managing Director and Director

* Michael Ducey	Director

* Robert Kraft	Director

* AB Krongard	Director

* Pauline Richards	Director

*By:	/s/ John J. Suydam
John J. Suydam
Attorney-In-Fact